Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

Event Date/Time: May. 03. 2007 / 8:00AM CT

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FINAL TRANSCRIPT

May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

CORPORATE PARTICIPANTS

Lisa Fortuna

Andrew Corporation - IR

Ralph Faison

Andrew Corporation - President & CEO

Marty Kittrell

Andrew Corporation - CFO

Mark Olson

Andrew Corporation - CAO

Dan Hartnett

Andrew Corporation-VP Tax & Treasury

CONFERENCE CALL PARTICIPANTS

Mike Ounjian

Credit Suisse - Analyst

Avi Silver

Bear Stearns - Analyst

Tim Long

Banc of America - Analyst

Ken Muth

Robert W. Baird - Analyst

Rich Valera

Needham & Co. - Analyst

Kim Watkins

JPMorgan - Analyst

Mike Walkley

Piper Jaffray - Analyst

Eric Buck

Brean Murray - Analyst

Jeff Kvaal

Lehman Brothers - Analyst

Larry Harris

Oppenheimer - Analyst

Blaine Carroll

FTN Midwest Securities - Analyst

James Faucette

Pacific Crest Securities - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen and welcome to the Andrew Corporation second-quarter 2007 earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. Please note that this conference is being recorded. I will now turn the call over to Director of Investor Relations, Ms. Lisa Fortuna. Ms. Fortuna, you may begin.

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FINAL TRANSCRIPT

May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

Lisa Fortuna - Andrew Corporation - IR

Thank you, operator and good morning. Today, we will discuss Andrew Corporation’s second-quarter fiscal 2007 results, which were released earlier today. Joining me this morning are Ralph Faison, President and Chief Executive Officer; Marty Kittrell, Chief Financial Officer; Mark Olson, Chief Accounting Officer and Dan Hartnett, Vice President, Tax and Treasury.

Before we begin the call, I would like to remind everyone of our Safe Harbor statement regarding forward-looking comments. Forward-looking statements made during this call are based on currently available information and involve risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expected.

Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the Company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the Company’s ability to consummate the intended divestiture of the SatCom business, including the terms and timing of any such transaction, the effects of competitive products on pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the Company’s ability to achieve the cost savings anticipated from the cost reduction program, fluctuations in foreign exchange rates, the timing of cash payments and receipts, end-use demands for wireless communication services, the loss of one or more significant customers and other business factors.

Further information on these and other risks and uncertainties is provided in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, which the Company files with the SEC.

Additionally, at certain times, the Company will use non-GAAP financial measures, which the Company believes better describes the ongoing financial results and trends of the business. The required reconciliation of these measures to GAAP measures and a more detailed discussion of the reasons for using these measures are included in the Company’s earnings release and may be accessed from the Company’s website at www.andrew.com.

We have included preliminary unaudited financial information for the second quarter of fiscal 2007 with our earnings release issued this morning and in the 8-K that will be subsequently filed with the SEC. If you have not yet received a copy of today’s press release, please contact the Investor Relations Department at 708-236-6511.

Also based on your feedback after the call last quarter, we have modified the format of today’s call in order to make the most efficient use of everyone’s time. As a result, management’s prepared comments will be a little shorter than in the past to allow more time for Q&A.

In addition, when we conduct the Q&A session, we ask that you limit yourself to one or two questions so that we can try to get to everyone this morning and we will conclude the call in one hour. With that aside, I will now turn the call over to Ralph.

Ralph Faison - Andrew Corporation - President & CEO

Thank you, Lisa and good morning everyone and welcome to our second-quarter call. As Lisa mentioned, we are going to shorten our opening comments and be fairly brief, so we are assuming that you have read the press release distributed earlier this morning. So instead of going over the numbers as we typically do and reiterate what is in the press release, I am just going to start with hitting a few key highlights and then we will move to Marty and then go to Q&A.

So starting with revenue, even though we had two significant customers whose volume is well below the levels of a year ago, we were successful in growing the top line in our seasonally slowest quarter. This is attributed to the fact that we have a tremendous product breadth, as well as a geographic diversity that enabled us to replace the reduction of more than $130 million — that is $130 million in sales during the first half from these two key customers compared to last year.

To kind of further illustrate our customer diversification, even with five of the largest global OEMs becoming two, that speaking to the consolidation that has taken place, our revenues from the top 25 customers are only up marginally at 70% compared to a year ago, 67%.

But more importantly than that, we saw improvement in our operational performance during the quarter and delivered non-GAAP gross margin that was 180 basis points higher than a year ago. This is in spite of a geographic mix that had a strong shift to the Asia-Pacific region. I think this demonstrates the growing resilience of our global footprint and our ability to profitably compete in emerging growth markets like India and China.

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FINAL TRANSCRIPT

May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

So listen to this. We had a 46% increase year over year in the Asia-Pacific region versus a 16% decrease in the Americas. I will tell you that a few years ago with the old Andrew supply chain and manufacturing footprint, this kind of geographic mix would have produced very unfavorable margins, so we are confident, more now than ever, that we are well-prepared to profitably address the coming global growth opportunities in these emerging areas.

Turning to another significant event that took place in the quarter, we began and are largely complete with our move of our new cable products manufacturing facility in Joliet, Illinois. This is our largest facility in the world and even though we are only moving about 15 miles, this is an extremely difficult and important transition for us as many of the cable lines in the Orland Park facility have been in place for over 40 years.

So at this point, we are in the final stages of relocation and essentially all the cable lines are up and running. We are ahead of the time schedule and we are on budget. And perhaps even more important, because of the state-of-the-art layout design, we believe we will start seeing benefit from the more efficient operations beginning in the second half of this year.

Now given that this is our largest facility move ever and has massive amounts of heavy equipment and, as I mentioned earlier, much of that heavy equipment has been bolted to a floor for more than 40 years, we had significant relocation and startup costs. Now we anticipated the overall budget and the startup costs and planned for that, but we incurred $0.05 per share of cost in this quarter associated with his relocation and startup. That is in the March quarter. We also estimate another $0.05 in the June quarter when we complete the final aspects of this move.

These costs are partially offset by a gain on the sale of the land in Orland Park, which we expect will come in the fiscal third quarter as a benefit. So with the Joliet move almost behind us and our newly opened facility in Goa, India, we have completed a major reconfiguration of our global manufacturing capabilities that have been underway for the past five years.

If we think about the kinds of moves we have done and the complexity of the moves, we have affected more than 21 global facilities over the last five years and effectively created a new Andrew global supply chain and now stand to benefit from those improved efficiencies as most of the heavy lifting associated with these moves are largely behind us.

One more comment on India. We continue to experience and appreciate unprecedented growth. The levels of business in India and Asia-Pacific should continue to reach record levels for the balance of the year. We are ramping up to full capacity and believe we have the factory and plan that can fulfill the expected demand for the next few years and continue to be in a unique position for this level of in-country capacity to address this growth.

Now let me turn to copper and say a few words. Reversing the downward trend we saw in our first fiscal quarter, spot price for copper has increased dramatically over the last few months and has continued to be extremely volatile. So what are we doing about this? Three things really. One, we have in place a much more flexible and aggressive pricing strategy for cable products and committed to using it to ensure that we keep appropriate margins within that business.

Two, as I mentioned earlier, we will gain efficiencies in our new cable manufacturing facilities that we have already touched on and finally, we have aluminum products as a lower-cost alternative should customers choose to opt for aluminum. We have trials underway around the world and have the ability to produce and distribute aluminum cable products on a global basis.

Turning to the remainder of the year, we continue to believe that we will experience a greater than normal seasonal uptick in the second half of the year. Now this is assuming that the two customers mentioned earlier will rebound from their consolidation-driven spending delays. We are confident Andrew has maintained its leadership position in RF products and services and has maintained marketshare. We remain focused on delivering continued improved operational and financial performance going forward.

Finally, my last comment before I turn it over to Marty, as you probably saw in the press release, we did announce today the Company’s intent to sell its satellite communications business. As you know, we have been taking actions to look at that business. We have been focusing on improving the financial profile of the business and are pleased with the progress we have made over the last six months. We did retain CIBC World Markets to help us explore strategic options for the business and now have concluded that the best course of action is to sell the business. We also have received several initial indications of interest.

So as I sum up on that, with over 90% of the Company’s sales in wireless infrastructure — within the wireless infrastructure market, selling SatCom enables the core of Andrew to dedicate our complete focus on our core competencies. And importantly, it allows the SatCom team to maintain a very keen focus on their core business and we will keep you apprised as we make progress.

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May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

I will caution or underscore at this time we won’t offer any other specifics on the timing or the potential buyers or the valuation. I will tell you that we do remain committed to our SatCom business and SatCom customers during this transition to ensure that the quality levels of service and support and continued support will be maintained until the new owner takes place.

So with that, I will turn it over to Marty for more comments on the highlights. He will talk about the tax rate, our cash flow performance and importantly, the outlook for the second half of fiscal 2007. Marty?

Marty Kittrell - Andrew Corporation - CFO

Thanks, Ralph. I will start with some comments on our tax rate and then we’ll talk a little about our cash flow performance and some updated guidance for fiscal 2007. I am going to go through this fairly quickly, but as always, and as all of you appreciate I think, we try to put all of this information, if not more, into our earnings release and we have put several tables in there. We encourage you to study that because I think it will answer a lot of your questions.

In terms of the tax rate, similar to our first quarter, we recorded a higher tax rate than we originally expected in the second quarter due to the ongoing magnitude of losses in the United States resulting from the reduced sales volume, specifically from the two customers that Ralph mentioned, and in Italy due to the impact of merger consolidation from a major European OEM merger, as well as some ongoing restructuring activities.

Because we were not able to record a current tax benefit for the losses in those two geographies, we had tax expense on our profitable countries and then you combine that with the relative low level of overall earnings and it caused our tax rate to be unusually high again in the second quarter.

Having said that, we continue to expect a significant recovery and a lower tax rate in the second half of the year that is contingent on turning to profitability in the US in our June and September quarters. We now expect the tax rate for the full year, which we have reprojected, to be between 44% and 46%, benefiting from higher levels of profitability in the second half of the year.

For those of you who are trying to model that, obviously that means that you are going to have a significantly lower tax rate in the third and fourth quarters on those higher levels of overall earnings and in particular with significantly reduced losses or profitability in the US and Italy in the third and/or fourth quarters.

In terms of cash flow highlights, cash flow from operations increased to $22 million this year from $13 million a year ago with modest improvements in most of our working capital categories. We expect cash flow generation to continue to improve over the balance of the year. Cash was higher at the end of the quarter. Receivables were down a little bit sequentially from last quarter. Inventories also decreased and turns improved. Not as much as we would like, but we continue to anticipate improved inventory performance over the balance of the year, particularly with Joliet going well and with the India ramp going well.

DSOs were about 90 days at the end of the quarter, and as you can probably guess from seeing our geographic mix for the quarter, with the high growth we are having in Asia-Pacific, that does tend to put a little upward pressure on our DSOs, but in general we are reasonably happy with our receivables performance.

CapEx was a significant reduction from what it has been trending and I think that reflects that we are in the final stages of both the Joliet and India startups and anticipate a more moderate level of CapEx over the balance of the year.

Let’s talk about our 2007 outlook. We now anticipate that our sales will range from $2.2 billion to $2.3 billion in 2007. That compares to $2.15 billion in 2006. As you can see, we have tightened up the range on the top end mainly due to the significant reduction in revenues from the two large customers that Ralph talked about in the first half of our fiscal year for which it will be difficult to make up in the next two quarters, particularly if those two customers don’t rebound to what we would view or characterize as normalized spending levels.

We continue to expect a majority of our growth from emerging markets with a continued very strong performance in Asia-Pacific. The revenue guidance excludes the possible sale of SatCom, as well as any further significant product rationalizations or acquisitions.

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FINAL TRANSCRIPT

May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

In terms of gross margins, we expect a 100 basis point or more improvement in gross margin for the full year compared to the prior year on either a GAAP or non-GAAP basis. So whichever way you want to model it or if you are modeling it both ways, we would expect more than 100 basis point improvement in terms of gross margins at this point in time. If you exclude the Joliet relocation and startup costs, we anticipate achieving even greater than the 100 basis point improvement in gross margin. We will come back and touch on that in just a minute.

Total operating expenses, we continue to anticipate that for the full year we will have a modest decrease as a percentage of total sales based on our higher sales volume in the second half and we think that our goal to get 25 to 50 basis points of improvement for the full year compared to 2006 is on track.

Once again, the tax rate we anticipate for the year will be in a range of 44% to 46%. But as we achieve improved profitability in the US and Italy, that tax rate will improve dramatically on a sequential basis as higher levels of earnings will have a significant positive impact on our tax rate. And that is partially because of the writing off of the deferred tax assets at the end of last year as all of you are aware.

In terms of overall EPS guidance, we are now anticipating GAAP earnings per share to range from $0.32 to $0.38 per share for fiscal 2007. That is a reduction of $0.02 to $0.04 from our previous guidance and that is predominantly for the higher tax rate that we anticipate over the balance of the full year.

Having said that, those GAAP earnings per share include six items that I want to recap for you and these are recapped in detail in the earnings release. We anticipate intangible amortization of $0.11 per share. We anticipate restructuring charges of $0.07 per share. We have $0.02 per share in the first half for litigation. We had a $0.01 matter back in Q1 for a quality issue. And we have $0.10 for the Orland Park relocation and Joliet startup costs. And as Ralph indicated, that was $0.05 in Q2 and another $0.05 in Q3.

Also in Q3, we anticipate a gain of about $0.06 per share related to the sale of the second parcel of the Orland Park location. All of those are calculated on a pretax basis as no tax benefit or expense is expected to be recognized on those. That list of items is about $0.25 if you add up the list. If you take that $0.25 and add it to the range of GAAP earnings that we are giving, you get a non-GAAP estimated range of $0.57 to $0.63 for the full year.

It is very important that you please note that our Joliet move costs were not originally included in our non-GAAP guidance. Now that we have included it, our revised non-GAAP guidance is higher than our previous guidance in order to give you a more accurate view of the Company’s operating performance. If you netted it out, the only real difference from Q1 is the difference in the tax rate. But we do think that adding Joliet back to get to a non-GAAP level does give a more accurate view of the Company’s operating performance.

As Ralph indicated, the magnitude of that relocation and startup is very significant. It is in a very compressed timeframe, basically overlapping only two quarters. Whereas a lot of our facility moves in the past have stretched out over 12 to 18 months. We wanted to do that so that we would be ready for our peak volumes in the June and September quarters.

With that, I will — Ralph and I are now prepared to take your questions. We’ll turn it back over to the operator to set that up.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Mike Ounjian, Credit Suisse.

Mike Ounjian - Credit Suisse - Analyst

Great. Thanks for taking the question. On — yes, Ralph, obviously a lot of the uptick in the second half that is embedded in the guidance is driven by the two customers you mentioned. I guess could you talk, now that we are a month into the June quarter, in terms of what you are seeing in terms of visibility? Have you started to see a pickup in orders related to those two customers? Then separately, just related to — looked like Siemens continues to be a strong customer. Nokia also showed up as a 5% customer. I know that is one where you’ve had less of a presence in the past. Should we view that as Andrew gaining share collectively at Nokia, Siemens or just a general pickup in orders from that customer do you think or demand from that customer?

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FINAL TRANSCRIPT

May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

Ralph Faison - Andrew Corporation - President & CEO

Yes, Mike, let’s start with the last part first. If you look at one of the consolidating OEMs that you mentioned — by the way, we are careful not to mention specific names as usual. Our customers don’t really appreciate us talking specifically about them. So let me see if I can give you some flavor there.

On those — one group of consolidating OEMs seems to have come out of the shoot a little faster than the other and so I would tell you it’s a combination of one, a return to spending patterns and two, we have been greatly focused on increasing share at the one OEM that traditionally, and I would say for four years or so, we had difficulty penetrating. We now, based on some consolidation amongst the competitive base, have a much better opportunity — have been seizing the opportunity to penetrate there.

In terms of our two large customers — as Marty mentioned, we expect to have a — well, as I mentioned — is we expect to have a greater than normal seasonal uptick assuming that they return to some level of normal spending in the second half. We did not see — and I was hopeful at the beginning of the Q2 that towards the end of Q2, we would see a return of spending from either or both of those two customers and we really didn’t see that within this quarter. So we will have to update you on Q3 as to when they do come back.

You have seen announcements from both of those key customers that talk about either, one, the fact that they are going to see a significant increase in activity in the second half or number two, in the case of one of the operators, talking about the fact that they had a remarkably low level of spending on wireless infrastructure that I don’t believe is a sustainable level. So in both cases, it clearly is a temporary phenomenon. I don’t expect that there is a long-term effect there. It is not a question of if they will return to some normative level, it is just when and we will keep you apprised of that.

Mike Ounjian - Credit Suisse - Analyst

Great. Thanks, Ralph.

Ralph Faison - Andrew Corporation - President & CEO

Sure thing, Mike.

Operator

Avi Silver, Bear Stearns.

Avi Silver - Bear Stearns - Analyst

Hi, guys.

Ralph Faison - Andrew Corporation - President & CEO

Hi, Avi.

Avi Silver - Bear Stearns - Analyst

Hi. Just a couple of questions. First, I just want to clarify. On the revised earnings guidance, your pro forma earnings that you reported the last two quarters was $0.17. I think $0.08 in Q1 and $0.09 in Q2 — fiscal Q2. So basically the guidance for the second-half earnings excluding items is a range of $0.40 to $0.46? Is that correct? I just want to clarify that.

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FINAL TRANSCRIPT

May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

Marty Kittrell - Andrew Corporation - CFO

Yes, that is correct, Avi.

Avi Silver - Bear Stearns - Analyst

Okay, great. And just running through some of the numbers here, I guess the expected tax rate for the second half on average will range from a 25% to 30% range. Is that an accurate assumption?

Ralph Faison - Andrew Corporation - President & CEO

Yes, to get to that new range that we have quoted, that is about the correct math, directionally correct.

Avi Silver - Bear Stearns - Analyst

Okay. Great. And on Joliet and Orland Park, can you walk us through some of the — I think we are talking about $15 million over a couple of quarters.

Ralph Faison - Andrew Corporation - President & CEO

About $16 million.

Avi Silver - Bear Stearns - Analyst

$16 million, yes. What are the — what are the specific costs? Obviously there is labor and (multiple speakers) over the equipment and whatever else, but can you just break down for us what goes into that number?

Ralph Faison - Andrew Corporation - President & CEO

Avi, this is a unique move for us and we have been cautious. The reason we didn’t put this in the original guidance is we have been cautious on a couple of fronts. As you have seen over the last 4.5 years, one of the things that we may have missed on or definitely did miss on is the timing of moves from start to completion and the complexity of moves. So we have been pretty cautious until we were very confident on the move progress at Orland Park to Joliet because two things.

One, it’s our largest manufacturing facility, but more important than that, it is a huge capital-intensive facility. In other words, big machines, big machines that make cable, big machines that do CNC connector manufacturing. So it is massive machinery moving, many of which the machines have been in place, bolted to the ground for 40 years.

What we weren’t sure of is once you pick them up and move them, would they work the same on the other side to be quite frank with you, given they have been in place so long. And the actual process of moving those — I have been down several times watching this move. Special very large steel infrastructure, jigs I would call them, had to be designed in order to move much of this equipment, so it was a very expensive move process. We knew it would be much more expensive than any of our other factory moves, which, granted, some cable lines were moved, but just a few.

Many of our other factory moves are much more around moving benches and getting people in place. This is much more heavy capital machinery and we just wanted to be sure on this move before we gave any specific estimate, specific ideas that we were correct and we were executing against something that we had never done before appropriately.

I can tell you we are coming in — I am very thankful — coming in on the time a little ahead of time and coming in on budget. Gosh, almost dead on to where the guys originally estimated and I am pleased to see that. Then that is what gives us the confidence to say, okay, it is $0.05 this quarter and it is $0.05 next quarter and then we are absolutely done and that will not obviously be a recurring charge. Hopefully, we will be in that facility 50 years as well.

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FINAL TRANSCRIPT

May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

Avi Silver - Bear Stearns - Analyst

Okay. Okay, great. And can you just talk a little bit about BNSL. There has been a lot of noise around that? What is going on there? Just in general you talked about India, lots of activity, how that affects your working capital efforts going forward.

Ralph Faison - Andrew Corporation - President & CEO

So Avi, in trying to — boy, this is hard for me — in trying to honor the feedback you guys have given, I will give you this one more question and then we will move on. And then Avi, call us back and we’ll be happy to chat with you offline.

Avi Silver - Bear Stearns - Analyst

I appreciate that. Thank you.

Ralph Faison - Andrew Corporation - President & CEO

On India, as I mentioned before, we are seeing unprecedented growth there both in India and, I am thankful to say, China and the rest of Asia-Pacific is growing very nicely and we expect that growth to continue at record levels for the rest of the year. Our India growth is pretty much across the board. You have seen a number of OEMs announce, gosh, really large contracts. We will benefit well from those and across the board with operators, we will benefit. We are well-positioned there.

Today, we are still the only indigenous manufacturer of the types of things we do and others I am sure will come to India, but I doubt very seriously any will be able to match the capacity and capability that we have built over the last 10 years there. We are at capacity today as we ramp up. Now we will continue to ramp up and build greater capacity at the facility, but the demand is sticking directly with our capacity and we are in the perfect storm situation in India to where everything we can make we can sell and we continue to grow the capacity there, so I am quite pleased.

Avi Silver - Bear Stearns - Analyst

Great. Thanks.

Ralph Faison - Andrew Corporation - President & CEO

Thank you, Avi.

Operator

Tim Long, Banc of America.

Tim Long - Banc of America - Analyst

Thank you. Just a question on the gross margin side. In the quarter, it was, I guess, the first downward tick sequentially that we have seen in a while. Obviously revenues did come down and it seemed like an unfavorable geographic mix. Can you just clarify if that was it in the quarter and anything else that impacted it? Then related to that, could you talk a little bit about the gross margin impact that you expect over the next few quarters, particularly from Joliet? Then is there anything on the calendar for next year that you think could be a meaningful mover to gross margin other than just volumes? Thank you.

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FINAL TRANSCRIPT

May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

Ralph Faison - Andrew Corporation - President & CEO

Yes, so thanks, Tim. Good observation. On a non-GAAP basis, you saw about a 90 basis point reduction sequentially, but then as I pointed out, 180 basis point improvement year over year on non-GAAP. The key factor is, what I pointed out in my comments, a 16% reduction in the Americas sales and a 46% increase in Asia-Pacific. So that mix, still while we have improved greatly our profitability profile in getting our manufacturing footprint to serve those growing markets, still we — on the margin, we would prefer North America to Asia-Pacific business.

But what I am really proud of the team and proud of the progress with all the four years of heavy lifting is if you would have had this kind of mix shift a couple years, three years ago, the delta or the sequential quarter-to-quarter margin, even with flat, even with flat not declining revenues, would have been substantial reduction. So I am actually quite pleased with the gross margin performance given that geographic mix and given a roughly $20 million quarter-to-quarter reduction of top line in our seasonally weakest quarter.

In terms of going forward, Marty has already given kind of the overall view, a minimum of 100 basis points GAAP or non-GAAP improvement for the year compared to last year. And the delta there — volume certainly helps. Also mix helps. If our two North American customers happen to come back very strong in a catch-up mode, we could see a little more optimism there. If they come back to a normative mode, we will like that as well.

In terms of going forward, you have got to look at the efficiency rate of improvement that we are gaining in these facilities. So while India is doing well, it still is a brand new factory, brand new labor force. We are bringing on new people every day in manually-intensive base station antenna type activities and microwave antenna type activities that are continually improving in margin profile. So we expect the margins to continually drive forward as operational efficiencies occur and volume helps as well.

Marty Kittrell - Andrew Corporation - CFO

Tim, specifically as it relates to Q3, we are giving guidance here of another $8 million or $0.05 for the Joliet startup in Q3. So in terms of the impact on gross margin for Q3, that would be right around 150 basis points, but then beyond that, we don’t really see anything affecting GAAP/non-GAAP gross margins going forward.

Tim Long - Banc of America - Analyst

Yes, the question was more related to the pro forma gross margin positive impact.

Marty Kittrell - Andrew Corporation - CFO

Right.

Tim Long - Banc of America - Analyst

Okay. Thank you.

Operator

Ken Muth, Robert Baird.

Ken Muth - Robert W. Baird - Analyst

Hi, just on the base station business again, the operating margins. Is this the same thing that Ralph was talking about, the mix or when do we see a little bit better operating margin improvement in those products?

Ralph Faison - Andrew Corporation - President & CEO

Yes, on the base station side, you saw some sequential improvement quarter to quarter, but still with that volume aspect, it just — we just are impaired there. We are going to need to see particularly one of the large OEM customers return to some level of volume, particularly on the

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FINAL TRANSCRIPT

May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

amplifier side. As we’ve said many times in the past, on the base station subsystem side, we are pleased with our above corporate average gross margin performance on the amplifier piece of that base station group. We are not pleased with the performance of our OEM filter business there and continually look at that and monitor that business to determine what improvement levels need to occur.

Marty Kittrell - Andrew Corporation - CFO

And Ken, as we discussed in our earnings release, we have got a number of cost reductions programs underway in that business, as well as some productline rationalizations underway. So I think Ralph would agree. We have taken some pretty aggressive actions here in the event that volumes don’t start coming back.

Ralph Faison - Andrew Corporation - President & CEO

Right.

Ken Muth - Robert W. Baird - Analyst

Okay. Thank you.

Operator

Rich Valera, Needham & Co.

Rich Valera - Needham & Co. - Analyst

Thank you. Just wanted to try to understand what underpins your confidence in the recovery from your two North American customers and how much is baked in there to what looks to be a pretty significant ramp needed even in the June quarter to hit the low end of your guidance. I would think at this point in the quarter, a month into the quarter, you should be seeing those orders coming and with a book to bill of only 1 to 1 at sort of a $500 million level, what gives you the confidence that could happen? It seems it could easily shift out a quarter, someone like the big North American operator in terms of their spending, when it would pick up. So just wanted to get a little more color on that. Thanks.

Ralph Faison - Andrew Corporation - President & CEO

So number one, book-to-bill, as you know in our business, Rich, the visibility has always been a challenge for us, primarily driven by the — because of the speed at which we fulfill orders. So what I can tell you without getting too much into the quarter that we are currently operating in is that the booking rate, the order rate has substantially improved. For April, the book to bill is nicely north of one.

In terms of the two specific customers, as you have seen, we have been able to — even if they don’t return, we are able to fill through other regions and other areas of growth what we are truly — the perfect storm scenario would be — north — these North America customers returning to a normative rate of growth plus the unprecedented growth of the Asia-Pacific that we are seeing. That combination would put us in a very confident mode.

Why do we believe they are coming back? Their own comments, our own relationships with them, some key indicators. We won’t go into too much detail, some key indicators from having meetings with them, as well as just the fact of the — as I mentioned earlier, the remarkably low spending particularly by a particular operator in the quarter unprecedented that we don’t think is sustainable for any long period of time.

Marty Kittrell - Andrew Corporation - CFO

And I would also add, as Ralph said, if you don’t get much of an uptick from those two, perhaps (inaudible) flips a quarter let’s say, that does nothing to impact the tremendous performance we are seeing from several of our other OEMs, in particular, the number one OEM. Frankly, we have got very strong operator performance from literally every other operator around the globe. So when two of your biggest customers sneeze,

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May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

you catch cold, yes. But we are doing a pretty good job of making up for it from other customers. I think that is the advantage and the strength of our global footprint, our productline diversification.

Rich Valera - Needham & Co. - Analyst

Okay. That’s helpful. Thank you.

Operator

Kim Watkins, JPMorgan.

Kim Watkins - JPMorgan - Analyst

Thank you. Last quarter, I recall that you talked about figuring in a $2.60 per pound copper price into your guidance. Now copper prices are about $1 higher give or take and you tightened the guidance range, but I haven’t seen guidance go up on the top line. Can you talk a little bit about — is there something else that’s a little bit weaker than you expected last quarter or exactly how should we be interpreting that? Thanks.

Ralph Faison - Andrew Corporation - President & CEO

Well Kim, on the copper side, we don’t specifically disclose what our cost position is within copper, but we do, at given points in time, take the opportunity to buy copper forward in short increments, at this point in time, that we can when copper hits a low level. So we look at our copper costs going out. We do look at spot. If spot were to maintain at the current levels for an extended period of time, we would truly have to take some significant price actions.

But I would point more towards the fourth quarter to have to take those significant price actions assuming that copper would not have some settling down factor in it. But we are prepared to do so and as I mentioned in addition to that, efficiency gains within factories to keep margin there, as well as we do have some assumptions for some aluminum starting to fall into the mix, aluminum cable, which of course would bring a lower price point as well.

Marty Kittrell - Andrew Corporation - CFO

We disclosed in the earnings release and we have got about 62% of the last half purchased forward. Needless to say, most of that was at prices reasonably well below current spot. So when you start then talking about 30% of our cable volume in the last half that we need to either make sure we can raise price on or substitute aluminum for, the impact at either the top line or at the margin line becomes a much smaller delta than if we were talking about the full year.

Kim Watkins - JPMorgan - Analyst

Okay. Okay. That makes a lot of sense. Thank you.

Operator

Mike Walkley, Piper Jaffray.

Mike Walkley - Piper Jaffray - Analyst

Great. Thank you. I just want to touch a little bit on your operating expenses. Seeing a nice leverage there in reduction the last couple quarters on the research and development line. Can you help us maybe, Marty, with some longer-term targets maybe as a percent of sales or absolute spending on R&D and also sales and marketing?

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May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

Marty Kittrell - Andrew Corporation - CFO

Well I think we have demonstrated a pretty good ability to get R&D down close to the 5% level. Frankly, it wasn’t that long ago that Ralph probably would have said we would have a hard time justifying letting it get below low 6%. So I think in terms of R&D, we have done an outstanding job of getting higher improved leverage and I think you can see us get some incremental improvement at the R&D line. But I don’t really see it dropping below 5%. It could approach 5%, but I don’t really see it dropping too much below 5%.

In terms of SG&A though, I don’t think we have seen all the improvement we could ultimately get there. I think you’re seeing a little bit of a pause in the improvement this year. We’re only saying 25 to 50 basis points. Part of that is because with the business we are doing in the Mideast, we are using some sales agents. The commissions there are reasonably expensive. Roger Manka is building the systems engineering organization to help us sell direct to operator-type products and as we penetrate emerging markets, we have also made some conscious selling investments in emerging markets.

Having said that, for the full year, we still expect 25 to 50 basis points of improvement and I think another 25 to 50 basis points of improvement is something that we could target for 2008. So in general, I feel like we have got a little more room to improve at the SG&A line. The rate of improvement has probably slowed a little bit from what we were able to accomplish the last couple of years, but I do see another 50 to 75 to 100 basis points of total improvement between R&D and SG&A over the next 12 to 18 months.

Mike Walkley - Piper Jaffray - Analyst

Great. Thank you. And just a quick question TD-SCDMA in China, are you guys seeing any uplift from that or is it just overall 2G CapEx in China?

Ralph Faison - Andrew Corporation - President & CEO

At this point, there is a number of trials going on in TD and we are seeing some sales on TD of the early components, amplifiers, things like that to the key OEMs that we have relationships there with China. I didn’t point out in my comments, but we are now up to three Asia-Pacific global supplier of the year awards. So our strength of relationship in that region is ever increasing and we are well-positioned. I don’t expect TD though to become a major revenue factor until towards the end of this year still because the licenses aren’t formally issued, but there are a number of trials being put up.

Mike Walkley - Piper Jaffray - Analyst

Okay. Thank you very much.

Operator

Eric Buck, Brean Murray.

Eric Buck - Brean Murray - Analyst

Thank you. Two things. First, Marty, on the tax rate, just some clarification. The percentages you are giving, is that — that is on a pro forma basis tax rate?

Marty Kittrell - Andrew Corporation - CFO

No, that is a GAAP tax rate, so we were 121% in Q1. We were 131% in Q2. For the most part to get to a 44% to 46% rate for the full year, you need to be in the high 20s, low 30s in Q3 and Q4 and that is what we think the GAAP tax rate for the year will be.

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May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

Eric Buck - Brean Murray - Analyst

Okay. That is — okay — because it looks like if you did a non-GAAP — you indicated that the unusual items really had no tax impact, so on a pro forma basis, the tax rate really is only around 34% or so. Was that —?

Marty Kittrell - Andrew Corporation - CFO

We haven’t tried to calculate a non-GAAP tax rate because that is a little — a little illogical to try to come up with that. You have to jury rig it too much. Needless to say, the best way to look at it is the GAAP tax rate is what it is, but then when you get a non-GAAP EPS, you just add the items back on a pretax basis.

Eric Buck - Brean Murray - Analyst

Okay. Fine. And then Ralph, could you talk a little bit about the relative performance of the base station subsystems versus antenna and cable. Looks like antenna and cable actually held up a little better. Is that respective to the kind of products you are selling into the customers that were stronger or not stronger or is there some issues from a share standpoint? I know there has been some talk about Powerwave picking up some business in the base station area.

Ralph Faison - Andrew Corporation - President & CEO

I am going to start first — no issues on share of the in-cabinet OEM products that we sell across the board. As we pointed out in an earlier question, if anything, we have increased global share for in-cabinet, custom design products going to OEMs. On the amplifier side, increasing our presence in terms of direct operator on MCPA.

In some areas, you are seeing some of our competitors talk about new business won. Those are cases where some of our OEM customers are now entering into the direct to operator sale of MCPA-type products that they source. We look at the margin profile, we look at our channels, our ability to sell direct and a traditionally direct sale from players like us to operators and have opted to go down that direct sale path on MCPAs and we have seen nice traction in the March quarter on amplifiers, direct to operators and expect to see increasing levels of performance in the next few quarters and years on that MCPA profile.

So again, the biggest single factor for BSSG overall is volume from two large North American customers, one operator and one large consolidated OEM and in that large consolidated OEM, our percentage share is still the majority, has had no change from that in-cabinet-type business.

The flipside of that — so the amplifier business, we like the margin profile. All we need there is volume. The filter side, as we mentioned earlier, we’ve still got work to do on the filter business, direct to OEM. On the pricing side, we believe we have got the cost profile at or better than world-class cost delivery capability and we still aren’t satisfied with the financial performance, so that either has to be a pricing exercise or a strategic alternative to that business and I think we have proven that we will take action on those types of businesses.

Eric Buck - Brean Murray - Analyst

And what was the percentage of revenues that were direct to carrier?

Ralph Faison - Andrew Corporation - President & CEO

I don’t know if I have that off the top of my head. Do we? How about we get back to you on that, Eric? As a percentage of sales direct to carrier, I just don’t have the number in front of me. I’m sorry.

Marty Kittrell - Andrew Corporation - CFO

(multiple speakers) 60%.

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May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

Ralph Faison - Andrew Corporation - President & CEO

40% — I just didn’t look this time, Eric. I’m sorry.

Eric Buck - Brean Murray - Analyst

That’s all right.

Ralph Faison - Andrew Corporation - President & CEO

It’s going to be around 40%/60%. 60% to operators.

Marty Kittrell - Andrew Corporation - CFO

OEMs were 41%.

Ralph Faison - Andrew Corporation - President & CEO

41% OEMs. Sorry.

Marty Kittrell - Andrew Corporation - CFO

41% OEMs and 59% operators.

Ralph Faison - Andrew Corporation - President & CEO

Yes, it wasn’t on the top of my head this time. Hadn’t thought about it.

Eric Buck - Brean Murray - Analyst

Okay. Great. Thanks.

Operator

Jeff Kvaal, Lehman Brothers.

Jeff Kvaal - Lehman Brothers - Analyst

Good morning. Thanks very much.

Ralph Faison - Andrew Corporation - President & CEO

Hi, Jeff.

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May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

Jeff Kvaal - Lehman Brothers - Analyst

I am wondering if you could give us a little bit more detail about how your pricing schemes are set in the cabling business at the moment. Obviously you had been going to a surcharge and seemed to have sort of deemphasized that a little bit. So if you could give us some confidence in how you feel about being able to raise prices, that would be helpful.

Ralph Faison - Andrew Corporation - President & CEO

Sure. So we moved away from surcharge just because — I will just tell you, mechanically it was difficult for our customers to track.

Marty Kittrell - Andrew Corporation - CFO

Yes, they didn’t like it administratively.

Ralph Faison - Andrew Corporation - President & CEO

It was just hard to do. Now — and there are a variety of different pricing models we have with different customers based on their needs. Some are based on a lookback of copper on the previous average cost of the previous quarter and a price escalator. Others are based on short segment lock-in of pricing and then an ability to raise price at other times and others are just based on place an order and we will give you a price. So there is a variety of different metrics.

I think the biggest change from our perspective is that we have a resolve around making sure that we maintain a margin profile that is acceptable and a confidence that we are able to do that without a major effect to marketshare, particularly in areas where we have a unique ability for fast delivery in emerging market growth areas. So that would be the best. There is no real magic there, Jeff; it is just more disciplined.

Jeff Kvaal - Lehman Brothers - Analyst

No, no. It makes sense. And secondly, you folks have — you have engaged a banker on the SatCom sale. I am wondering — sounded as though you were making some suggestions that something similar might be in the works in the base station side and, of course, in that same realm of thinking, do you believe the strategic rationale for the mergers that you were talking about last year remain in place? Thanks.

Ralph Faison - Andrew Corporation - President & CEO

Okay. So that is a — you snuck a few questions in there. Let me see if I can quickly capture them without taking too much time. One, on the filter side, we certainly are nowhere near the process set from SatCom. My only comments are is we have a business there that we have a close watchful eye on. We have, for the most part, completed all our supply chain moves and we believe that our cost profile is at or above a world-class ability to deliver low-cost filters.

Even with that, we are not satisfied with the margin profile that we see. Therefore, there is only two levers left; pricing and if that is not suitable, doing something else. The doing something else is something that we will continue to look at. We certainly aren’t far down the path, but I did want to draw out the similarities. In a year or so, if we are not seeing the improvement we need, we will be looking at the same type process perhaps with businesses that do not perform to the standard that we set. And then you asked one other one.

Jeff Kvaal - Lehman Brothers - Analyst

Just on the strategic rationale for last year’s merger discussion.

Ralph Faison - Andrew Corporation - President & CEO

Yes, consolidation is all around us. You see it amongst our customers. You see it in our channel. The scale and cost synergies that can be driven from consolidation are compelling. So I would say that we are still in a mode of scale is important. Value chain balance is important, cost synergies are important.

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May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

Jeff Kvaal - Lehman Brothers - Analyst

Okay. Thanks, Ralph, Marty very much.

Ralph Faison - Andrew Corporation - President & CEO

Thanks, Jeff.

Operator

Larry Harris, Oppenheimer.

Larry Harris - Oppenheimer - Analyst

Yes, thank you. I noticed that Sprint Nextel showed up as a 5% customer this quarter and I am assuming that a lot of that is still CDMA-related. What types of products do you have that are (technical difficulty) and when can we see significant revenues related to WiMAX?

Ralph Faison - Andrew Corporation - President & CEO

Okay, so let me start with — in general, we talk about a North American operator that hasn’t awakened. We are seeing other North American operators that are awakening. You are correct, Larry. We like it when a CDMA operator cranks up both on the active and passive side. We are well-positioned. But what I would say on the WiMAX side, I can’t see any place where we could be better positioned at this point in time. We are well engaged with traditional and nontraditional OEM-type suppliers for WiMAX and we are well-entrenched for the traditional direct to operator deployments for WiMAX-type of deployment. So if and when those start occurring on a mass basis, I think we are designed in, qualified in and positioned well in the channels to take advantage of those.

Larry Harris - Oppenheimer - Analyst

And the types of products would be the full range of products or would it be more base station antennas and coaxial cables?

Ralph Faison - Andrew Corporation - President & CEO

Yes, on the WiMAX side, what we see today is more on the side of the base station antenna. If you think about the unique complexities WiMAX would bring, whether they do multimodes or whether they have to have more unique pattern capability, that is where we specialize and we are in very good shape there. We don’t yet see a lot of active components because WiMAX to date doesn’t look like a high-powered deployment. So we don’t see a lot of active componentry yet with WiMAX. I think it is still too early.

Marty Kittrell - Andrew Corporation - CFO

And don’t forget, Larry, that Sprint Nextel also continues to buy iDEN equipment as well. I mean they still have a pretty robust iDEN network and because of the unique challenges of Sprint Nextel where they have got multiple technologies, multiple bands, it gives us a chance to introduce products to an operator like that to help deal with their multiband cross-banding-type solutions. That customer is a very good reference account for us because they have so many different technologies and we have a wide range of products that help them manage those multiple technologies.

Larry Harris - Oppenheimer - Analyst

Understood. Thank you very much.

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May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

Ralph Faison - Andrew Corporation - President & CEO

So operator, if we are going to stick with our hour commitment, we probably have time for about two more questioners.

Operator

Blaine Carroll, FTN Midwest Securities.

Blaine Carroll - FTN Midwest Securities - Analyst

Yes, thank you. Hello, everybody.

Ralph Faison - Andrew Corporation - President & CEO

Hi, Blaine.

Blaine Carroll - FTN Midwest Securities - Analyst

Ralph, if we look at the antenna and cable business, the one area of strength that you were talking about was the Europe, Middle East and Africa. And I was wondering if you could peel back the onion on those geographies a little bit more and talk specifically on what you are seeing within those different markets and then I have a follow-on for Marty.

Ralph Faison - Andrew Corporation - President & CEO

Yes, we did see — Blaine, we did see some year-over-year strength in the Europe, Middle East and Africa. So we continue to see, you know,- for Western Europe, that is just a continued build of 3G and expansion for application. Eastern Europe where we have been working hard on deeper and deeper penetration, Middle East — same way — both from our geolocation type sales, as well as looking at a lot of unique ways of coverage through our wireless innovations group.

So we are hopeful about the Middle East and we are starting to see — I would characterize Africa as the next — and don’t hold me to a timeline when it is — but as the next frontier like China was 10 years ago, like India is today, maybe five years from now, Africa will be a new area. So we are starting to invest early in Africa with — we have always had locations there, but with more and more business development sales and penetration efforts in Africa. So in all those areas, we see them as growth areas, certainly not like Asia-Pacific was this quarter.

Blaine Carroll - FTN Midwest Securities - Analyst

Okay. And then Marty, if we take out the $8 million in costs associated with the Joliet facility move, could gross — do we take that out of the gross margin line, first of all and then secondly, would that boost gross margins to north of 35% during the fiscal third quarter?

Marty Kittrell - Andrew Corporation - CFO

Yes, it comes out at the gross margin line. I am not sure where you are getting your 35%. We are more of a mid-20s gross margin. I’m not exactly sure how you are getting the 30s.

Blaine Carroll - FTN Midwest Securities - Analyst

Yes, sorry. I meant to say 25%.

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May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

Marty Kittrell - Andrew Corporation - CFO

Yes, I mean, directionally, that would absolutely be in the right direction.

Blaine Carroll - FTN Midwest Securities - Analyst

Okay. And then just one last one. Ralph, what is the profitability like in India?

Ralph Faison - Andrew Corporation - President & CEO

As I mentioned from the — that is one of the things I guess if I were to ask you to take away one thing from this entire call — two or three years ago with the volume of business — I will expand it from India to all of Asia-Pacific — with the volume of business increase and the decrease in North America — two or three years ago, if we had had that kind of mix, we would be showing significantly lower margin performance.

The fact that we are now — our supply chain revamped over the last 4.5 years and we are in-country with supply chains and manufacturing footprint uniquely so, I am confident that our growth in those emerging areas will be profitable growth. So we’re much more confident than we were two or three years ago when we were looking at how would we do that. I think we have broken the code on how we do that by doing that all in-country.

Blaine Carroll - FTN Midwest Securities - Analyst

Okay. Thank you.

Ralph Faison - Andrew Corporation - President & CEO

We probably have time for one last customer and I am sorry. For those that we will not get to, Lisa, Marty and myself are available to do one-on-ones with you throughout today and tomorrow.

Operator

James Faucette, Pacific Crest Securities.

James Faucette - Pacific Crest Securities - Analyst

Thank you. Most of my questions have been addressed, but I do want to follow up on a couple of things. Firstly, you talked about some strength in Western Europe where buildout continues there. Can you characterize if you are seeing more activity this year versus last year, specifically in Western Europe or less or is it about the same do you feel like?

Ralph Faison - Andrew Corporation - President & CEO

Roughly the same. You see quarter over — I mean quarter over quarter, year over year, we are up, but I would have to really go back and look at that. We did have the acquisition of Precision. Some portion of that will explain some of that up. So in general, my feel is, without getting too quantitative here, my feel is that Western Europe is stable year over year.

James Faucette - Pacific Crest Securities - Analyst

Great. And then obviously you’ve — obviously a lot of the strength and growth is coming out of Asia and I know in the past, you have talked about how, particularly in China and maybe to a lesser degree in India, you have seen competition on the antenna and cable side from domestic Chinese players. Can you talk about if you are continuing to see them, are they increasing in their strength or are they less of an issue today maybe than they have been?

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May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

Ralph Faison - Andrew Corporation - President & CEO

Well we certainly see them and we have never, we would never call no one an issue, but I think given, again, back to our manufacturing improvements, getting facilities up and running and new facilities up and running in those major regions in those key countries, I think we are very competitive to local competitors there. Add that to our brand name, we are quite pleased with both our current performance in terms of share and the financial performance that results from that, as well as what we would expect for the future.

James Faucette - Pacific Crest Securities - Analyst

I guess maybe another way to ask it more directly is do you feel like that you are being able to take some share from those guys now that you have on-the-ground operations there?

Ralph Faison - Andrew Corporation - President & CEO

We have always had on-the-ground operations. As our operations improve, the financial performance of those operations as we are improving them is improving. In terms of share, in most cases, we have been the majority shareholder already. So taking much more share, what I would be very happy with is maintaining share and riding the growth rate.

James Faucette - Pacific Crest Securities - Analyst

Great. And then finally just a housekeeping question related to — Marty, what was the stock option expense roughly in the quarter? I have been trying to find it, but I can’t seem to.

Marty Kittrell - Andrew Corporation - CFO

Yes, we didn’t put it in there, James, but Mark, it runs about —.

Mark Olson - Andrew Corporation - CAO

$800,000.

Marty Kittrell - Andrew Corporation - CFO

A little bit less than $1 million and that is a pretax number, Mark?

Mark Olson - Andrew Corporation - CAO

Yes.

Marty Kittrell - Andrew Corporation - CFO

A little less than $1 million in the quarter.

James Faucette - Pacific Crest Securities - Analyst

Okay, great. Thank you very much.

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FINAL TRANSCRIPT

May. 03. 2007 / 8:00AM CT, ANDW - Q2 2007 ANDREW CORP Earnings Conference Call

Ralph Faison - Andrew Corporation - President & CEO

Okay, thank you. Operator?

Operator

Thank you. Ladies and gentlemen, this concludes today’s conference. Thank you for participating. You may all disconnect at this time.

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